Exhibit 99.1

July 29, 2026

SiteOne Landscape Supply Announces Second Quarter 2026 Earnings

Second Quarter 2026 Highlights (Compared to Second Quarter 2025):

•	Net sales increased 5% to $1,530.7 million
•	Organic Daily Sales increased 1%
•	Gross profit increased 6% to $564.5 million; gross margin expanded 50 basis points to 36.9%
•	SG&A as a percentage of Net sales increased 30 basis points to 24.2%
•	Net income attributable to SiteOne increased 8% to $139.3 million
•	Adjusted EBITDA[1] increased 5% to $237.2 million; Adjusted EBITDA margin was 15.5%
•	Cash provided by operating activities increased $16.5 million to $153.2 million
•	Amended ABL Facility and extended maturity to April 2031
•	Repurchased $93.8 million of shares under the share repurchase authorization
•	Acquired remaining 25% interest in Devil Mountain Wholesale Nursery

Post Quarter Highlights

•	Repurchased additional $10.0 million of shares under the share repurchase authorization

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its second quarter ended June 28, 2026 (“Second Quarter 2026”).

“We delivered a solid second quarter performance with 5% growth in Net sales and Adjusted EBITDA despite softer end markets,” said Doug Black, Chairman and CEO of SiteOne. “Our teams executed well throughout the quarter, managing through the market challenges, delivering value to our customers and suppliers, achieving operational improvements, and managing our spending to the reduced demand. Additionally, our acquisitions, led by Reinders, continue to perform well while our pipeline of additional deals remains active. We repurchased nearly $104 million of shares during the quarter and in July, reflecting the strength of our balance sheet, our belief in the business, and our commitment to shareholder returns. While market conditions remain challenging, we are confident in our 2026 outlook and our ability to continue executing our strategy to drive sustainable long-term performance and growth.”

Second Quarter 2026 Results

Net sales for the Second Quarter 2026 increased 5% to $1,530.7 million, compared to $1,461.6 million for the prior year period. Organic Daily Sales increased 1% compared to the prior year period, driven primarily by price inflation in response to rising costs and our commercial initiatives, partially offset by softer demand in the new residential construction and repair and upgrade end markets. Acquisitions contributed $49.2 million, or 3%, to Net sales growth during the quarter.

Gross profit increased 6% to $564.5 million for the Second Quarter 2026, compared to $531.4 million for the prior year period. Gross margin improved 50 basis points to 36.9%, driven primarily by higher price realization and continued benefits from commercial initiatives, partially offset by higher freight and distribution costs as well as deflation in certain commodity products.

Selling, general and administrative expenses (“SG&A”) for the Second Quarter 2026 increased to $370.7 million from $349.1 million for the prior year period. SG&A as a percentage of Net sales increased 30 basis points to 24.2% due primarily to the modest Organic Daily Sales growth and higher fuel cost during the quarter, partially offset by our operational initiatives and continued cost control.

Net income attributable to SiteOne for the Second Quarter 2026 increased 8% to $139.3 million compared to $129.0 million for the prior year period, reflecting gross margin expansion, partially offset by lower sales volume and higher SG&A.

Adjusted EBITDA1 for the Second Quarter 2026 increased 5% to $237.2 million, compared to $226.7 million for the prior year period. Adjusted EBITDA margin of 15.5% was flat compared to the prior year period.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet as of June 28, 2026, was $555.6 million compared to $531.6 million as of June 29, 2025. Net debt to Adjusted EBITDA1 for the last twelve months was 1.3 times, which was unchanged compared to the prior year period.

As of June 28, 2026, Cash and cash equivalents were $87.4 million and available capacity under the ABL Facility was $443.0 million.

1.	Adjusted EBITDA includes contribution from non-controlling interest of $1.3 million for the Second Quarter 2026.

Outlook

“Our end markets continue to be challenging and we estimate new residential construction is down high-single digits with repair and upgrade also down mid-single digits, more than offsetting modest growth in maintenance and flat new commercial construction,” Doug Black continued. “Given the ongoing macroeconomic uncertainty, we expect these trends to continue through the full year. Pricing was up 3% in the quarter and we expect this also to continue through the remainder of the year. With the benefit of our commercial initiatives and price inflation, we expect Organic Daily Sales growth to be flat to up 1% for the full year. We expect to also expand our Gross margin through continued price realization and execution of our commercial initiatives. We expect SG&A as a percentage of Net sales to be approximately flat for the full year as our operational initiatives offset the effect of lower sales volume and the negative effect of the extra week in December. Overall, including contributions from acquisitions, we expect to continue expanding our Adjusted EBITDA margin in 2026.”

In fiscal year 2026, our results include an extra week compared to the prior year period. The extra week occurs in December of our fiscal fourth quarter during a historically slower sales period and, as a result, is expected to reduce Adjusted EBITDA for the year by approximately $4 million to $5 million.

With all these factors in mind and including the negative effect of the 53rd week, we continue to expect Adjusted EBITDA for fiscal year 2026 to be in the range of $425 million to $455 million. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full year 2026 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, July 29, 2026, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can also be accessed by dialing 877-704-4453 (domestic) or 201-389-0920 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately two hours after the call by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the replay is 13761526. The replay will be available until 11:59 p.m. (ET) on August 12, 2026.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. (NYSE: SITE), is the largest and only nationwide full product line wholesale distributor of landscape supplies in the United States and has an established presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-277-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our acquisition pipeline, organic and acquisition growth, execution of commercial and operational initiatives, and 2026 outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general business, economic, and financial market conditions, the level of new home sales and construction activity, geopolitical conflicts, trade disputes, inflationary pressures, capital markets volatility, and declines in consumer confidence; severe weather and climate conditions; seasonality of our business and its impact on demand for our products; volatility in the prices for the products we purchase and the costs required to operate our business; laws and regulations governing our operations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; competitive industry pressures; supply chain disruptions (including as a result of geopolitical conflicts, the imposition of U.S. tariffs or any changes affecting tariffs resulting from the U.S. Supreme Court decision), product or labor shortages, and the loss of key suppliers; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force, as well as labor market disruptions; public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; retention of key personnel; construction defect and product liability claims; impairment of goodwill; inefficient or ineffective allocation of capital; credit sale risks; performance of individual branches; cybersecurity incidents involving our systems or third-party systems; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions, including those resulting from the passage of the One Big Beautiful Bill Act; risks related to our current indebtedness, including with respect to elevated interest rates on our variable indebtedness, and our ability to obtain financing in the future; threats from terrorism, violence, uncertain political conditions, and geopolitical conflicts with Iran as well as the ongoing conflict between Russia and Ukraine and other disruptions in the Middle East; and other risks, as described in Item 1A, “Risk Factors”, and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents Net income (loss) plus the sum of income tax expense (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases not in the ordinary course of business, financing fees, as well as other fees and expenses related to acquisitions, and other non-recurring (income) loss. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. Base Business is defined as SiteOne operations excluding acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the fiscal year. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	June 28, 2026	December 28, 2025
Current assets:
Cash and cash equivalents	$87.4	$190.6
Accounts receivable, net of allowance for doubtful accounts of $36.6 and $33.3, respectively	672.0	546.8
Inventory, net	1,092.5	876.5
Income tax receivable	—	22.4
Prepaid expenses and other current assets	88.5	62.5
Total current assets	1,940.4	1,698.8

Property and equipment, net	312.3	295.4
Operating lease right-of-use assets, net	465.0	439.7
Goodwill	558.8	530.4
Intangible assets, net	222.4	220.0
Deferred tax assets	7.2	14.7
Other assets	20.5	20.6
Total assets	$3,526.6	$3,219.6

Liabilities, Redeemable Non-controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$440.1	$310.8
Current portion of finance leases	35.0	33.2
Current portion of operating leases	101.7	97.3
Accrued compensation	84.9	104.6
Long-term debt, current portion	3.9	3.9
Income tax payable	14.4	—
Accrued liabilities	162.0	137.0
Total current liabilities	842.0	686.8

Other long-term liabilities	3.8	4.0
Finance leases, less current portion	102.3	101.6
Operating leases, less current portion	383.4	362.5
Deferred tax liabilities	5.7	—
Long-term debt, less current portion	501.8	381.5
Total liabilities	1,839.0	1,536.4

Commitments and contingencies

Redeemable non-controlling interest	—	24.0

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,994,836 and 45,895,384 shares issued, and 43,754,262 and 44,390,032 shares outstanding at June 28, 2026 and December 28, 2025, respectively	0.5	0.5
Additional paid-in capital	663.5	658.1
Retained earnings	1,304.4	1,191.7
Accumulated other comprehensive loss	(6.7)	(4.9)
Treasury stock, at cost, 2,240,574 and 1,505,352 shares at June 28, 2026 and December 28, 2025, respectively	(274.1)	(186.2)
Total stockholders' equity	1,687.6	1,659.2
Total liabilities, redeemable non-controlling interest, and stockholders' equity	$3,526.6	$3,219.6

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net sales	$1,530.7	$1,461.6	$2,470.8	$2,401.0
Cost of goods sold	966.2	930.2	1,587.5	1,559.8
Gross profit	564.5	531.4	883.3	841.2

Selling, general and administrative expenses	370.7	349.1	720.6	692.3
Other income	3.8	5.1	9.0	9.0
Operating income	197.6	187.4	171.7	157.9

Interest and other non-operating expenses, net	10.0	10.3	18.0	17.7
Income before taxes	187.6	177.1	153.7	140.2
Income tax expense	48.3	45.0	38.5	35.6
Net income	139.3	132.1	115.2	104.6

Less:
Net income attributable to non-controlling interest	1.0	1.2	0.9	1.0
Adjustment of non-controlling interest to redemption value	(1.0)	1.9	1.6	1.9
Net income attributable to SiteOne	$139.3	$129.0	$112.7	$101.7

Net income per common share:
Basic	$3.16	$2.88	$2.54	$2.26
Diluted	$3.14	$2.86	$2.53	$2.25
Weighted average number of common shares outstanding:
Basic	44,150,162	44,817,997	44,368,372	44,951,303
Diluted	44,362,853	45,089,441	44,573,081	45,245,102

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	June 28, 2026	June 29, 2025
Cash Flows from Operating Activities:
Net income	$115.2	$104.6
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	41.7	40.1
Stock-based compensation	16.3	15.9
Amortization of software and intangible assets	29.6	30.6
Amortization of debt related costs	0.6	0.5
Loss on extinguishment of debt	0.1	—
Gain on sale of equipment	(2.2)	(0.7)
Other	(1.4)	(5.1)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(111.4)	(100.3)
Inventory	(188.2)	(187.0)
Income tax receivable	22.4	12.3
Prepaid expenses and other assets	(17.6)	(13.8)
Accounts payable	112.4	77.0
Income tax payable	14.4	22.3
Accrued expenses and other liabilities	(0.8)	10.7
Net Cash Provided By Operating Activities	$31.1	$7.1

Cash Flows from Investing Activities:
Purchases of property and equipment	(40.6)	(29.1)
Purchases of intangible assets	(8.0)	(0.3)
Acquisitions, net of cash acquired	(72.1)	(10.8)
Proceeds from the sale of property and equipment	4.2	2.3
Net Cash Used In Investing Activities	$(116.5)	$(37.9)

Cash Flows from Financing Activities:
Equity proceeds from common stock	0.8	1.0
Repurchases of common shares	(114.4)	(58.3)
Repayments under term loan	(2.0)	(2.0)
Borrowings on asset-based credit facilities	359.8	266.6
Repayments on asset-based credit facilities	(236.3)	(183.0)
Payments of debt issuance costs	(1.9)	—
Payments on finance lease obligations	(17.5)	(15.8)
Payments of acquisition related contingent obligations	(0.5)	(2.7)
Other financing activities	(5.2)	(4.5)
Net Cash (Used In) Provided By Financing Activities	$(17.2)	$1.3

Effect of exchange rate on cash	(0.6)	1.0
Net change in cash	(103.2)	(28.5)
Cash and cash equivalents:
Beginning	190.6	107.1
Ending	$87.4	$78.6

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$18.2	$16.3
Cash paid during the year for income taxes	$2.6	$1.0

SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2026		2025				2024
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Reported Net income (loss)	$139.3	$(24.1)	$(7.8)	$60.6	$132.1	$(27.5)	$(21.5)	$44.6
Income tax expense (benefit)	48.3	(9.8)	(5.4)	15.5	45.0	(9.4)	(10.1)	15.8
Interest expense, net	10.0	8.0	8.2	9.1	10.3	7.4	6.7	9.5
Depreciation and amortization	36.2	35.1	34.7	35.4	35.3	35.4	35.6	35.9
EBITDA	233.8	9.2	29.7	120.6	222.7	5.9	10.7	105.8
Stock-based compensation(a)	2.1	14.2	5.5	5.6	2.3	13.6	5.5	5.2
(Gain) loss on sale of assets(b)	(0.6)	(1.6)	0.3	0.1	(0.5)	(0.2)	1.5	0.3
Financing fees(c)	—	—	—	—	—	—	—	0.5
Acquisitions and other adjustments(d)	1.9	3.7	2.1	1.2	2.2	3.1	14.1	3.0
Adjusted EBITDA(e)	$237.2	$25.5	$37.6	$127.5	$226.7	$22.4	$31.8	$114.8

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees and settlement of litigation, performance bonuses, and retention and severance payments related to historical acquisitions. Also included is the cost of inventory that was stepped up to fair value related to the purchase accounting of Devil Mountain as well as charges during the fourth quarter of 2025 and 2024 for consolidating or closing certain branch locations. We cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Cost of goods sold and Selling, general and administrative expenses in the Consolidated Statements of Operations.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest as follows (in millions):

	2026		2025				2024
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Adjusted EBITDA attributable to non-controlling interest	$1.3	$0.7	$1.1	$1.0	$1.8	$0.3	$0.8	$0.8

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2026		2025
	Qtr 2	Qtr 1	Qtr 2	Qtr 1
Reported Net sales	$1,530.7	$940.1	$1,461.6	$939.4
Organic Sales(a)	1,479.2	927.7	1,459.3	939.4
Acquisition contribution(b)	51.5	12.4	2.3	—
Selling Days	64	64	64	64
Organic Daily Sales	$23.1	$14.5	$22.8	$14.7

(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2026 and 2025.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2026 Fiscal Year. Includes Net sales from branches acquired in 2026 and 2025.